UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.      )
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Tractor Supply Company
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Notice of the 2017 Annual Meeting and 2017 Proxy Statement

Tuesday, May 9, 2017, at 10:00 a.m. CDT
The Company's Store Support Center, 5401 Virginia Way, Brentwood, Tennessee 37027

5401 Virginia Way
Brentwood, Tennessee 37027
TractorSupply.com

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Tractor Supply Company.  The meeting will be held on Tuesday, May 9, 2017, at the Company’s Store Support Center in Brentwood, Tennessee.  The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 31, 2016, and there will be an opportunity for comments and questions from shareholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Gregory A. Sandfort
Chief Executive Officer and Director

March 27, 2017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2017	Store Support Center
10:00 a.m. CDT	5401 Virginia Way
Brentwood, Tennessee 37027

The purpose of the annual meeting is to consider and take action on the following:

1.	To elect directors to serve a one-year term ending at the 2018 Annual Meeting of Shareholders;
2.	To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017;
3.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company (“Say on Pay”);
4.	To act upon a proposal for a non-binding, advisory vote by the shareholders on the frequency of the advisory vote on Say on Pay in future years; and
5.	To transact any other business as may be properly introduced at the 2017 Annual Meeting of Shareholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2016 Annual Report to Shareholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.

As shareholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Benjamin F. Parrish, Jr.
Executive Vice President - General Counsel and Corporate Secretary
Brentwood, Tennessee
March 27, 2017

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

Index

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2017

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2017 Annual Meeting of Shareholders (the “Meeting”), or at any adjournment thereof. The Meeting will be held at our Store Support Center, located at 5401 Virginia Way, Brentwood, TN 37027, on Tuesday, May 9, 2017 at 10:00 a.m. central time.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each shareholder entitled to vote at the Meeting on or about March 27, 2017.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the Meeting?
The Board of Directors has set March 15, 2017 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock, par value $.008 per share (“Common Stock”), at the close of business on March 15, 2017, you may vote at the Meeting. You are entitled to one vote for each share of Common Stock you held on the record date.

A list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center, and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?
A majority of our shares of Common Stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 129,910,687 shares of our Common Stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.

Why am I being asked to review materials on-line?
Under rules adopted by the SEC, we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:

•	The election of directors to serve a one-year term ending at the 2018 Annual Meeting of Shareholders;

•	The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”);

•	The frequency of the advisory vote on Say on Pay in future years; and

•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

•	“FOR” the election of the director nominees named in this Proxy Statement;

•	“FOR” the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	“FOR” the approval of the compensation of the named executive officers of the Company; and

•	For the frequency of the advisory vote on Say on Pay to occur every “ONE YEAR.”

Index

How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares and the Notice has been sent directly to you by Computershare.  Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If, like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee, rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet, or by phone.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan or Employee Stock Purchase Plan (“ESPP”), you may vote via the Internet or by phone until 1:00 a.m. central time, on May 9, 2017, otherwise Computershare must receive your paper proxy card before May 9, 2017.  If you hold your shares through the Company’s 401(k) Plan or ESPP, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 5, 2017, otherwise Computershare must receive your paper proxy card before May 5, 2017.

May I vote at the Meeting?
If you are a registered shareholder as of the record date, you may vote your shares at the Meeting if you attend in person.

You are entitled to attend the Meeting only if you are a shareholder as of the close of business on March 15, 2017, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Meeting, you must present proof of ownership of Tractor Supply common stock on the record date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on March 15, 2017;

•	The Notice of Internet Availability of Proxy Materials;

•	A printout of the proxy distribution email (if you received your materials electronically);

•	A proxy card;

•	A voting instruction form; or

•	A legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present the proxy card, properly executed, and a copy of the proof of ownership. Shareholders and proxy holders must also present a form of photo identification such as a driver's license. We will be unable admit anyone who does not present identification or refuses to comply with our security procedures.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board of Directors at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Meeting. Pursuant to the Company’s Director Resignation Policy, each director nominee has submitted a conditional resignation to the Company which will be effective upon the director’s failure to receive the required majority vote at the Meeting. See “Director Resignation Policy” under “Item 1–Election of Directors” for more information about this policy.

The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm and the approval of the executive compensation of our named executive officers will each be approved if it receives the affirmative vote of a majority of the votes

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present, either in person or by proxy, at the Meeting. With respect to the frequency of the advisory vote on Say on Pay, the option of one year, two years or three years that receives the highest number of votes cast will be approved by shareholders.

If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal.  Since the proposals to be voted on with respect to the election of directors, ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm and advisory vote on executive compensation pass only if each proposal receives a favorable vote from a majority of shares present at the Meeting, abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals. Because the option that receives the most votes cast with respect to the frequency of the advisory vote on Say on Pay will be the frequency approved by shareholders, abstaining will have no effect.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors, the approval of the compensation of the named executive officers and the frequency of the advisory vote on Say on Pay are not routine matters, and a broker may not vote on these matters without receiving instructions.  The ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions.

Unless you indicate otherwise, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the ratification of the re-appointment of Ernst & Young LLP as our independent registered public accounting firm, (c) FOR the approval of the compensation of the named executive officers of the Company and (d) for the frequency of the advisory vote on Say on Pay to occur every ONE YEAR.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:

•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed with the SEC at www.sec.gov within four business days following the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4000.

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ITEM 1 – ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees are presently directors of the Company.  The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings. All directors were elected by the Company's shareholders at the 2016 Annual Meeting, with the exception of Ramkumar Krishnan, who was appointed to the Board in November 2016.

Nominees for Directors

The Board, upon recommendation of its Corporate Governance and Nominating Committee, has nominated each of the directors named below for election at this Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below. Mr. Halbert is not standing for re-election. The directors included below are each standing for re-election for the eight (8) positions on our Board.

The following table sets forth certain information concerning these nominees:

Cynthia T. Jamison

Chairman of Board
Served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999 to 2009 at Tatum, LLC. From 2005 to 2009, led the CFO Services practice and was a member of the firm’s Operating Committee. Served as CFO of AquaSpy, Inc. from 2009 to 2012.  Other directorships:  Office Depot, Inc. since August 2013, Darden Restaurants, Inc. (Audit Committee Chair) since October 2014 and Big Lots, Inc. since May 2015.

Age: 57
Director since: 2002

Committees:	Skills and Expertise
None	• Ms. Jamison was selected to serve on our Board due to her financial and strategic leadership experience, her governance experience and her financial expertise.

Johnston C. Adams

Director	Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorships: WD-40 Company from 2001 to 2011 and EXEGO Corporation Limited (Australia) from 2008 to 2011.

Age: 69
Director since: 2007

Committees:	Skills and Expertise
Audit	• Mr. Adams was selected to serve on our Board primarily because of his wealth of senior leadership and retail experience.
Corporate Governance and Nominating

Peter D. Bewley

Director
Served as Senior Vice President-General Counsel and Secretary of The Clorox Company from 1998 to 2005.  Served as Senior Vice President, General Counsel and Secretary of Novacare, Inc. from 1994 to 1998.  Mr. Bewley holds an Advanced Professional Directors Certificate from the American College of Corporate Directors. Other directorship: WD-40 Company (Governance Committee Chair) since 2005.

Age: 70
Director since: 2011

Committees:	Skills and Expertise
Compensation	• Mr. Bewley was selected to serve on our Board primarily due to his extensive legal and corporate governance experience.
Corporate Governance and Nominating (chair)

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Ramkumar Krishnan

Director
Chief Customer Officer and SVP/General Manager of Global Sales for PepsiCo since 2016. Senior Vice President and Chief Marketing Officer of Frito-Lay (a division of PepsiCo) from 2014 to 2016. Senior Vice President of Brand Marketing of Frito-Lay in 2013. Vice President of PepsiCo Global Brands from 2011 to 2013. Various other offices with Frito-Lay from 2006 to 2011. Senior Brand Manager for General Motors Cadillac Division 2000 to 2006.

Age: 46
Director since: 2016

Committees:	Skills and Expertise
Audit	• Mr. Krishnan was selected to serve on our Board primarily because of his extensive senior executive experience and his standing as a marketing expert.

George MacKenzie

Director
Non-executive Chairman of American Water since May 2006.  Served as interim Chief Executive Officer of American Water from January 2006 to April 2006.  Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005.  Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002.  Other directorships:  Safeguard Scientifics, Inc. (Audit Committee Chair) since 2003, American Water since 2003 and C&D Technologies from 1999 until 2010.

Age: 68
Director since: 2007

Committees:	Skills and Expertise
Audit (chair)	• Mr. MacKenzie was selected to serve on our Board primarily because of his extensive senior executive experience and his standing as a financial expert.
Compensation

Edna K. Morris

Director
Chief Executive Officer/Partner of Range Restaurant Group since 2008.  Managing Director, Axum Capital Partners since October 2009.  Previously, Ms. Morris served as President of various brands, including Blue Coral, James Beard Foundation, Red Lobster and Quincy’s from 1996 through 2006. Prior to that, Ms. Morris was Executive Vice President/Human Resources for Hardee’s Food Systems and Advantica Restaurant Group from 1987 to 1996.  Ms. Morris has also previously served as President of the Women’s Foodservice Forum, Cosi and as a member of the Board of Trustees of the Culinary Institute of America.

Age: 65
Director since: 2004

Committees:	Skills and Expertise
Compensation (chair)
• Ms. Morris was selected to serve on our Board due to her experience in executive leadership positions in retail/restaurants and considerable knowledge in human resources and executive compensation matters.

Corporate Governance and Nominating

Mark J. Weikel

Director
Served as President and Chief Executive Officer of Retail Optical North America at Luxottica Group SpA from January 2013 to March 2014 and Senior Business Advisor from March 2014 to December 2014. Mr. Weikel was President and General Manager for Lenscrafters at Luxottica Group SpA from January 2011 until January 2013. Mr. Weikel joined Luxottica in February 2010 as Senior Vice President and General Manager of Sunglass Hut North America. Prior to joining Luxottica, Mr. Weikel was Chief Operating Officer of Lord & Taylor from 2007 to 2008. He held a variety of leadership roles including Chief Operating Officer and President at Victoria's Secret, from 2003 to 2007. Before that, he held a variety of leadership roles with the May Department Stores Company, including Chief Financial Officer and Chairman for Foley's Department Stores. Other directorships: OneSight, a non-profit organization, since April 2012, The Gymboree Corporation since November 2014 and 2020 On-site Optometry, Inc. since December 2015.

Age: 61
Director since: 2014

Committees:	Skills and Expertise
Audit	• Mr. Weikel was selected to serve on our Board primarily due to his extensive experience in the retail industry, his service as a senior executive and his financial expertise.
Compensation

Index

Gregory A. Sandfort

Chief Executive Officer and Director
Served as Chief Executive Officer since December 2012. He served as President and Chief Executive Officer of the Company from December 2012 to May 2016. Prior to that time, he served as President and Chief Operating Officer of the Company since February 2012. Mr. Sandfort previously served as President and Chief Merchandising Officer of the Company since February 2009, after having served as Executive Vice President – Chief Merchandising Officer of the Company since November 2007. Mr. Sandfort served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President – General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has served as a director of the Company since February 2013. Other directorship: WD-40 Company since October 2011.

Age: 61
Director since: 2013

Committees:	Skills and Expertise
None
• Mr. Sandfort serves as the Company's Chief Executive Officer and brings to the Board invaluable management, leadership and operations experience from previous positions in public and private retail companies.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

Director Resignation Policy

The Company has adopted a director resignation policy which provides that each director shall submit a conditional offer of resignation effective if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors.  The Corporate Governance and Nominating Committee, or in certain circumstances the Board or a special committee thereof, will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the Committee including the reasons why shareholders withheld votes for election of the director, the qualifications of the director and his or her contributions to the Company.  The Board will then consider the Committee’s recommendation and all factors it deems relevant and make a decision whether to accept or reject such resignation effective within 60 days following receipt of the Committee’s recommendation.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC within 90 days following certification of the shareholder vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

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COMPENSATION OF DIRECTORS

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board of Directors.  For the 2016-2017 term, the Board approved the following cash fees for non-employee directors.

Board Retainer	$75,000
Independent Chairman (1)	150,000
Audit Committee Chair (2)	20,000
Audit Committee Member	15,000
Compensation Committee Chair (2)	15,000
Compensation Committee Member	10,000
Corporate Governance and Nominating Committee Chair (2)	10,000
Corporate Governance and Nominating Committee Member	10,000

(1)	The Independent Chairman is entitled to a flat retainer and does not receive additional board or committee retainer fees.

(2)	Committee Chair positions are entitled to both the Committee Chair retainer fee, as well as the Committee Member retainer fee.

In addition, the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.  Each of the directors participates in the Company’s stock incentive plan under which non-qualified stock options or restricted stock units have historically been granted to each non-employee director annually upon election or re-election.  In 2016, grants of restricted stock units valued on the date of grant at approximately $105,000 were made to non-employee directors and $150,000 to the independent chairman. No stock options were granted.  All options and restricted stock unit awards granted to non-employee directors are made at the commencement of the new director term and vest on the one-year anniversary of the grant date.  Except to the extent necessary to comply with our director stock ownership guidelines, there are no holding period requirements after the options are exercised or restricted stock units are issued. See “Corporate Governance - Director Stock Ownership Guidelines” for more information about this requirement. Receipt of restricted stock units can be irrevocably deferred until the end of such director's service on the Board or such other date as the director elects.

Index

The following table provides compensation information for the fiscal year ended December 31, 2016, for each individual who served as a member of our Board of Directors during such period other than Mr. Sandfort, whose compensation is reflected in the “2016 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards(2)	All Other Compensation	Total
Johnston C. Adams	$100,000	$104,926	$—	$—	$204,926
Peter D. Bewley	$108,750	$104,926	$—	$—	$213,676
Richard W. Frost (3)	$34,066	$—	$—	$—	$34,066
Keith R. Halbert (4)	$100,000	$104,926	$—	$—	$204,926
Cynthia T. Jamison	$150,000	$149,907	$—	$—	$299,907
Ramkumar Krishnan (5)	$15,163	$—	$—	$—	$15,163
George MacKenzie	$120,000	$104,926	$—	$—	$224,926
Edna K. Morris	$110,000	$104,926	$—	$—	$214,926
Mark J. Weikel	$100,000	$104,926	$—	$—	$204,926

(1)
Each of our directors received an annual award of restricted stock units.  This column reflects the aggregate grant date fair value of those restricted stock unit awards.  Such awards vest on the one-year anniversary of the grant date, with the related expense recognized ratably.

(2)
Prior to fiscal 2009, directors were granted option awards.  The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each director was as follows:

Name	Number of Vested Deferred Restricted Stock Unit Awards	Number of Unvested Restricted Stock Unit Awards	Number of Vested Option Awards
Johnston C. Adams	11,763	1,150	—
Peter D. Bewley	7,129	1,150	—
Richard W. Frost (3)	3,764	—	—
Keith R. Halbert (4)	—	1,150	—
Cynthia T. Jamison	8,481	1,643	—
Ramkumar Krishnan (5)	—	—	—
George MacKenzie	3,756	1,150	—
Edna K. Morris	4,996	1,150	16,000
Mark J. Weikel	—	1,150	—

(3)	Mr. Frost did not stand for re-election in 2016; as a result, his term on the Board ended on May 3, 2016.

(4)	Mr. Halbert is not standing for re-election; as a result, his term on the Board will end on May 9, 2017.

(5)	Mr. Krishnan was appointed to the Board in November 2016.

BOARD MEETINGS AND COMMITTEES

The Board held four regular quarterly meetings and one telephonic meeting during 2016. During fiscal 2016, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served), with the exception of Mr. Halbert, who attended 73% of such meetings. Mr. Halbert is not standing for re-election.

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Standing Committees of the Board
Committee	Members	Functions and Additional Information	Number of Meetings During Fiscal 2016
Audit	George MacKenzie * Johnston C. Adams Keith R. Halbert Ramkumar Krishnan Mark J. Weikel	· Oversees financial reporting, policies, procedures and internal controls of the Company · Appoints the independent registered public accounting firm · Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm · Oversees and directs the scope of internal audit activities · Reviews the annual operating plan, capital budget and the five-year strategic plan · Reviews capital structure and strategies and credit facilities	13
Compensation	Edna K. Morris * Peter D. Bewley George MacKenzie Mark J. Weikel	· Reviews and approves compensation of directors and executive officers · Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans · Reviews salary and benefit issues · Reviews the Compensation Discussion and Analysis and compensation-related disclosures · Oversees and approves the succession planning process for executives	5
Corporate Governance and Nominating	Peter D. Bewley * Johnston C. Adams Keith R. Halbert Edna K. Morris	· Develops, sets and maintains corporate governance standards · Reviews and recommends committee chairpersons and members · Evaluates the effectiveness of the Board process and committee activities · Makes recommendations for nominees for director · Evaluates qualifications and recommends to the Board new candidates for director positions.	4
*      Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market.  In addition, the Board has determined that Mr. MacKenzie, the chair of the Audit Committee, and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Responsibilities of the Compensation Committee

The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2016 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of succession planning.  The Compensation Committee is also responsible for overseeing all of the Company’s equity-based plans and its retirement and other benefit plans.  It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the Compensation Committee’s duties as set forth in its charter, the Committee, among other things, establishes compensation systems that support the Company’s business strategy. The Committee periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation.  The Compensation Committee reports to the Board of Directors on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2016, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent, third-party consultant.  The Compensation Committee determined the scope of Pearl Meyer's assignment and worked directly with Pearl Meyer.  Pearl Meyer also worked with management on a limited basis under the Committee’s direction.   Pearl Meyer did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.”  Pearl Meyer did not provide any services other than these executive compensation services for the Company in fiscal 2016.

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The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Committee reviews the performance and compensation of the Chief Executive Officer and, with input from other advisors, if appropriate, establishes his compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Senior Vice President - Human Resources, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards.

The Compensation Committee also periodically reviews director compensation.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and reported to, or approved by, the full Board.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Senior Vice President - Human Resources.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, General Counsel and Senior Vice President - Human Resources, but the Committee also meets in executive session at each meeting.  Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, Senior Vice President - Human Resources and General Counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We also consider the rules of the SEC and the listing standards of the NASDAQ Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors.  Our Board also conducts an annual review of its charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market:

Johnston C. Adams	Ramkumar Krishnan
Peter D. Bewley	George MacKenzie
Keith R. Halbert	Edna K. Morris
Cynthia T. Jamison	Mark J. Weikel

Effective January 1, 2014, Cynthia T. Jamison became the Chairman of the Board. Prior to this appointment, Ms. Jamison had served as the Board's Lead Independent Director since 2010, and she has served on the Company's Board since 2002. The Board determined it was in the best interest of the Company to appoint Ms. Jamison, an independent director, as Chairman due to her financial and strategic leadership experience, her governance experience and her financial expertise.
Our Chairman, in consultation with the Chief Executive Officer and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for independent directors are scheduled at each regularly scheduled Board meeting.
Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually.

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Board, Committee and Individual Director Assessment Process

The Corporate Governance and Nominating Committee has the responsibility for administering an annual performance review process for the Board of Directors. The Committee has established a rigorous and thorough annual assessment process that includes the completion of written assessments and one-on-one interviews of all directors by the Chairman of the Board. All directors complete a written assessment of the performance of the full Board of Directors and its committees, as well as a self/peer assessment in which directors are assessed individually. The directors also complete written assessments of the performance of the Chairman of the Board and the Chief Executive Officer. In 2016, senior management also completed a written assessment of the Board. To encourage directors and senior management to be candid in their assessments, results are aggregated so that assessments and comments are not attributed to individuals. Each director receives a personalized assessment report that shows their individual performance compared with their peers as well as the full Board assessment results. The Chairman of the Board also reviews the assessment results with the full Board of Directors and meets individually with the Chief Executive Officer to review his performance. In addition, each committee conducts a self-assessment on an annual basis by having committee members complete a written assessment of the committee’s performance. The chair of each committee shares the results of this process with committee members.

Director Candidates

The Corporate Governance and Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  The Corporate Governance and Nominating Committee may also utilize director search firms to identify potential director candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate pursuant to the provisions of our Bylaws relating to shareholder proposals as described in “Shareholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
-      highest personal and professional ethics, integrity and values;
-      an inquiring and independent mind; and
-      practical wisdom and mature judgment.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government or education.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its shareholders.

The Committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Board and the Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

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Risk Management

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls and cyber security, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company's Code of Ethics.  The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Communications with Members of the Board

Shareholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or by emailing board@tractorsupply.com.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Shareholders. All of our then current directors attended the 2016 Annual Meeting.

Director Stock Ownership Guidelines

Each non-employee member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s Common Stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer.  Once the target beneficial ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.

Director Retirement Policy

The Corporate Governance and Nominating Committee reviews each director's continuation on the Board as his or her term approaches expiration in making its recommendation to the Board concerning his or her nomination for re-election as a director. Pursuant to the Company’s director retirement policy, a director may not stand for re-election after his or her 72nd birthday.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Bewley, Mr. MacKenzie and Mr. Weikel served on the Compensation Committee of the Board during 2016. There are no, and during 2016 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2016.

Political Contributions
The Board of Directors has adopted a policy prohibiting the use of corporate resources to make contributions to political candidates, political parties or political committees.  However, the Company believes that involvement in the political affairs of its communities is important and encourages its employees to participate.

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ITEM 2 - RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2017 and audit internal controls at December 30, 2017.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2016.  At the Meeting, the shareholders are being asked to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017.

Shareholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the re-appointment of Ernst & Young LLP to the shareholders for ratification.  If the shareholders fail to ratify the Audit Committee’s re-appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  In addition, even if the shareholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm for the last two fiscal years, were as follows:

	2016	2015
Audit fees	$1,168,827	$1,009,406
Audit related fees	—	—
Tax fees (1)	527,883	208,858
All other fees (2)	178,985	126,895

(1)	Amounts reflect fees incurred for research, filing and other tax services.

(2)	Amounts include permissible project advisory fees and license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  These policies provide that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Audit Committee for that purpose.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2017.

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REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of five directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found on the Company’s website at TractorSupply.com.  The members of the Audit Committee are George MacKenzie (Chairperson), Johnston C. Adams, Keith R. Halbert, Ramkumar Krishnan and Mark J. Weikel and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.   In addition, the Board has determined that Mr. MacKenzie and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.   Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2016, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  The Company also has an internal audit department that is actively involved in examining and evaluating internal controls and the effectiveness of the Company’s budgeting, financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:

•
We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 and all interim quarters in fiscal 2016.

•	We discussed with our in-house counsel legal matters having an impact on financial statements.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•
We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

•	We reviewed and discussed with Company management the Company’s risk assessment process, policies and procedures.

•
We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States).

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and we have discussed with our independent registered public accounting firm its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

•	We reviewed and discussed with Company management the annual operating plan and capital budget and the five-year strategic plan.

•	We monitored and discussed with Company management the Company’s cash position, capital structure and strategies, and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm, and our review of the Company’s audited consolidated financial statements for fiscal 2016, we recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

The Audit Committee submits this report:

George MacKenzie, Chairperson	Johnston C. Adams	Keith R. Halbert
Ramkumar Krishnan	Mark J. Weikel

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ITEM 3 - NON-BINDING, ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

As required by Section 14A of the Exchange Act, the Company is holding a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis”, the executive compensation tables and any related information in the Company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” discussion includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2016 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Tractor Supply Company approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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ITEM 4 - NON-BINDING, ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

General Information

In addition to the advisory vote on executive compensation or Say on Pay vote, we are also asking shareholders to cast an advisory vote on the frequency of the advisory vote on Say on Pay. Shareholders are being asked to vote on whether the advisory vote on executive compensation should be held every one year, every two years or every three years.

In accordance with Securities and Exchange Commission rules, shareholders will have the opportunity at least every six years to recommend the frequency of future Say on Pay advisory votes on executive compensation.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our Proxy Statement every year.

Although the Board recommends that the Say on Pay proposal be voted on every one year, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say on Pay Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THE SELECTION OF “ONE YEAR” AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

In the narrative and graphs that follow, we intend to clearly communicate our compensation philosophy, programs and actual pay earned. We strongly believe our programs:

•	directly link pay and performance on absolute terms and relative to peers;

•	must properly incent and reward the right behaviors and results;

•	must align with our strategy and culture; and

•	use metrics that are aligned with creating shareholder value.

Our committee deliberations over the years are thorough, robust and at times intense, as we consider the business we are building for tomorrow, making change only when it is clear how it will better meet the objectives outlined above. We view actual pay earned as a function of Company performance via our short-term incentive plan and total shareholder return via the realized value of stock options and restricted stock units. Our metrics are relatively simple, embedded and understood in our culture. Most importantly, we believe they are effective in incenting, retaining and rewarding the people whose job it is to continuously and sustainably create shareholder value.

The following “Compensation Discussion and Analysis” (the “CD&A”) should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures. We have reviewed and discussed the CD&A contained in this Proxy Statement with management and have recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Peter D. Bewley
George MacKenzie	Mark J. Weikel

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COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation programs for our fiscal year 2016 Named Executive Officers, who were:

•	Gregory A. Sandfort, our Chief Executive Officer and Director;

•	Steve K. Barbarick, our President - Chief Merchandising Officer;

•	Anthony F. Crudele, our former Executive Vice President - Chief Financial Officer and Treasurer;

•	Benjamin F. Parrish, Jr., our Executive Vice President - General Counsel and Corporate Secretary; and

•	Robert D. Mills, our Senior Vice President - Chief Information Officer

Executive Summary

Our executive compensation program is designed to support the following key objectives:

•
Pay-for-Performance.  We link pay to performance. We accomplish this through the use of short-term and long-term incentives that align executive pay to our net income and stock price performance. Our annual cash incentive plan is based solely on the achievement of target net income, which we believe is the best metric to incent our executives. Our long-term incentive plan is composed of stock options and restricted stock units which reward management for achieving strong stock price performance over the long-term. By setting annual net income targets that are aligned with above average long-term earnings growth and targets that we believe will drive stock price performance, our annual and long-term incentive plans work together to align pay and performance.

•
Shareholder Alignment. Our executive compensation program includes both short-term and long-term incentives tied to performance factors that influence shareholder value, such as net income and stock price performance. All components of the program other than base salary are at-risk and contingent upon the achievement of performance goals or the performance of our stock.  For 2016, 84% of the target pay mix for the Chief Executive Officer and 72% of the target pay mix for the other Named Executive Officers was structured as at-risk, incentive compensation.

•
Attract and Retain High-Performing Leadership Talent.  Competition for exceptional management talent in our industry is intense.  As a result, we structure our compensation plans in a way we believe will allow us to attract and retain our key executives.  For example, we position the total target compensation of our executives at or near the 50th percentile of our peer group. In addition to competitive pay opportunities, we also provide our executives with stock options and restricted stock units to encourage executives to remain with the Company and perform at high levels. We believe these plans motivate our team to build successful careers with our Company.

•
Strategic Business Plan Alignment.  The Company has developed a strategic business plan with both short-term and long-term goals, designed to encourage our executives to execute our growth strategy without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

•
Cultural Alignment.  We believe our Company’s culture is unique and our mission and values are the foundation of our success.  We implement compensation practices we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our team members, customers, vendors and shareholders.

The Compensation Committee seeks to establish compensation systems that support our business strategy and promote the growth of long-term shareholder value by attracting, retaining and motivating executive leadership. Our goal is to reward outstanding performance by our executive officers when that performance results in value creation for our shareholders.

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Financial Performance

We delivered strong financial results again in fiscal 2016, as evidenced by the following highlights:

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K that was filed with the SEC on February 23, 2017 for a more detailed description of our fiscal year 2016 financial results.

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The following graph compares the cumulative total stockholder return on our common stock from December 31, 2011 to December 31, 2016 (the Company’s fiscal year-end) with the cumulative total returns of the S&P 500 Index and the S&P Retail Index over the same period. The comparison assumes that $100 was invested on December 31, 2011 in our common stock and in each of the foregoing indices and in each case assumes reinvestment of dividends. The historical stock price performance shown on this graph is not indicative of future performance.
The stock performance graph presented above shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Tractor Supply Company under the Securities Act of 1933, as amended, or the Exchange Act.

Our financial results and stock performance are reflected in the compensation earned by our executive officers in 2016, as evidenced by the following highlights:

•
Short-term (annual) cash incentives are tied to the achievement of target net income.  The 6.5% increase in fiscal 2016 net income resulted in annual incentive awards being paid at approximately 51.0% of target bonus for 2016.  Awards are capped at 105.0% of plan. Incremental profits exceeding that maximum accrue to the benefit of the Company and its shareholders.

•
Long-term equity incentives (stock options and restricted stock units) make up a significant portion of each executive’s compensation and vest over a multi-year period.  The value of these incentives increases and decreases based on the market value of our stock.

These performance and pay results are indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective success.  It is also indicative of our overall sound governance principles with respect to executive compensation.

At our 2016 Annual Meeting of Shareholders, 97.9% of the shares represented at the meeting voted to approve, on an advisory basis, the compensation of our Named Executive Officers as described in our 2016 proxy statement. The Compensation Committee considered the results of the vote and concluded that the shareholders support the Company’s executive compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incents our Named Executive Officers, encourages long-term retention and aligns the interests of our executives with our shareholders. The Company’s solid financial performance in fiscal year 2016 reinforces the Compensation Committee’s view that our executive

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compensation program is achieving its objectives. The Compensation Committee will continue to consider shareholder views about our core compensation principles when determining executive compensation policies and programs.

We also currently maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our executives' interests with those of our shareholders:

	We DO Have This Practice		We do NOT Have This Practice
✓	Incentive award metrics that are objective and tied to Company performance	✗	Repricing of options without shareholder approval
✓	Robust stock ownership guidelines and minimum holding requirements	✗	Hedging transactions or short sales by executive officers or directors
✓	Compensation recoupment "claw-back" policy	✗	Tax gross-ups for NEOs
✓	Limited perquisites	✗	Excessive perquisites
✓	Anti-hedging and anti-pledging policy	✗	Excise tax gross-ups upon change in control
✓	Minimum vesting requirements in equity plan for equity awards to promote retention	✗	Payout of dividends or dividend equivalents on unearned or unvested equity
✓	A significant portion of executive compensation is tied to shareholder return in the form of at-risk compensation	✗	Pension or defined benefit supplemental executive retirement plan (SERP)
✓	Robust share repurchase program that mitigates potential dilutive effect of equity awards	✗	High percentage of fixed compensation
✓	Double trigger change in control provision for severance and acceleration of equity awards	✗	Single trigger change in control provision for severance and acceleration of equity awards
✓	Annual “say-on-pay” advisory votes	✗	Liberal change in control definition in equity award or change in control agreements
✓	Annual executive compensation risk assessment to ensure no excessive risk-taking

 Total Compensation Program Philosophy, Objectives and Targets

Philosophy and Objectives

The Compensation Committee and management seek to build shareholder value by establishing compensation systems that support our business strategy and attract, retain and motivate the performance and continuity of the leadership team. We want to reward outstanding performance by our executive officers, especially when that performance results in value creation for our shareholders.  On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to ensure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Targets

To accomplish our objectives, we use a mix of base salary, short-term incentives and long-term incentives that reward outstanding Company and individual performance and the creation of shareholder value. Each of these pay elements is discussed further below.  When setting target compensation opportunities, the Compensation Committee reviews and considers external market benchmark data for similar positions in similar organizations.  This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent executive, and any internal equity considerations.  The Company generally seeks to position base salaries, target annual bonuses and long-term incentive opportunities near the 50th percentile of its peer group benchmark data.  The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive.

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The following charts highlight the target pay mix for our Chief Executive Officer and the other Named Executive Officers as a group during 2016:

We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term shareholder value creation.

Compensation Committee Decision-Making Process

Roles

The Compensation Committee works closely with key members of management and its independent compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Role of the Compensation Committee – The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;

•	Reviews and approves the executive compensation programs, plans and awards;

•	Reviews and approves the compensation of the Chief Executive Officer and all other executive management members;

•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans; and

•	Provides oversight of succession planning.

Role of Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Committee.  The Chief Executive Officer provides the Committee with his assessment of the performance of the executive management members.  The Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Committee’s independent consultant.  The Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members.  The Chief Executive Officer does not participate in the decision-making regarding his own compensation and is not present when his compensation is discussed.

Role of Management – The Company’s Senior Vice President - Human Resources assists the Chief Executive Officer and acts as a liaison to the Compensation Committee and its independent consultant.  The Company’s Chief Financial Officer and General Counsel are also involved, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Role of Independent Consultant – Pearl Meyer was engaged by the Compensation Committee for a sixth year to provide consulting services relating to executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. In connection with its engagement of Pearl Meyer and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has conducted an independence assessment and determined that Pearl Meyer is independent. In making such determination, the Committee considered several factors including, but not limited to, the amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact

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Pearl Meyer's independence. Additionally, the Committee is not aware of, and has not had to address, any potential conflicts of interest that Pearl Meyer may have with either Board members or Company management.

Each year, the Compensation Committee requests that its consultant provide an updated competitive market study.  The market study focuses on a peer group that is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, growth, market value, enterprise value, price-to-earnings ratio, and total shareholder return, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in similar retail categories and/or markets.  Pay data from this peer group was used to make informed executive compensation decisions in 2016.  The peer group used for purposes of 2016 compensation contained the following companies:

Advance Auto Parts, Inc.	Foot Locker, Inc.	Signet Jewelers Limited
AutoZone, Inc.	GNC Holdings, Inc.	Tiffany & Co.
Cabela’s Incorporated	L Brands, Inc.	ULTA Salon, Cosmetics & Fragrance, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	Williams-Sonoma, Inc.
Dollar Tree, Inc.	Ross Stores, Inc.

Base Salary

Purpose
Our base salaries are structured to provide a base-line level of fixed compensation to serve as the platform for our pay-for-performance program.  This level of fixed pay is in-line with our compensation strategy and is necessary to recruit and retain talent.

Base salaries for 2016 for our Named Executive Officers were set by our Compensation Committee after reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the peer group companies, (iv) internal equity among the team and with the entire Company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer’s recommendations (for positions other than his own). The base salaries for Messrs. Barbarick and Parrish were increased in 2016, based on their expanded responsibilities. The following table sets forth the base salary increases approved by the Committee in February 2016 for each Named Executive Officer, with the exception of Mr. Barbarick, whose increase was approved in May 2016 in connection with his promotion:

Executive	2016	2015	Base Salary Increase $	Base Salary Increase %
Gregory A. Sandfort Chief Executive Officer and Director	$1,040,000	$1,000,000	$40,000	4.0%
Steve K. Barbarick (1) President – Chief Merchandising Officer	$650,000	$500,000	$150,000	30.0%
Anthony F. Crudele (2) Former Executive Vice President – Chief Financial Officer and Treasurer	$555,000	$525,000	$30,000	5.7%
Benjamin F. Parrish, Jr. (3) Executive Vice President – General Counsel and Corporate Secretary	$530,000	$482,000	$48,000	10.0%
Robert D. Mills Senior Vice President – Chief Information Officer	$400,000	$385,000	$15,000	3.9%

(1)
The increase in Mr. Barbarick’s base salary is due to his promotion to President - Chief Merchandising Officer in May 2016. Prior to that time, Mr. Barbarick served as Executive Vice President - Chief Merchandising Officer since September 2012.

(2)	Mr. Crudele retired from the Company effective March 3, 2017.

(3)
The increase in Mr. Parrish’s base salary is due to his promotion to Executive Vice President - General Counsel and Corporate Secretary in February 2016. Prior to that time, Mr. Parrish served as Senior Vice President - General Counsel and Corporate Secretary since October 2010.

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Annual Cash Incentive Compensation

Purpose
Our annual Cash Incentive Plan ("CIP") is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

In February 2016, the Compensation Committee approved the Company’s 2016 CIP, under which all executive officers were eligible to receive a cash bonus tied to the achievement of target net income.  The range of possible 2016 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

The amount of cash bonus payable was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s net income for the year in comparison to a net income target set by the Board. As part of our policy of aligning pay with performance, the Committee in 2016 increased the minimum percentage required to earn any bonus under the CIP from 90% of targeted net income to 95% of targeted net income. The percentage of targeted net income necessary to achieve the maximum bonus was correspondingly decreased from 110% to 105%. The possible incentive amounts payable as a percentage of base salary were as indicated in the table below for the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents. For attainment of a net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Target Net Income	Percentage of Base Salary Payable to CEO	Percentage of Base Salary Payable to President and EVPs	Percentage of Base Salary Payable to SVPs
Less than 95%	—%	—%	—%
At 95%	50.0	37.5	27.5
At 100%	100.0	75.0	55.0
At 102.5%	150.0	112.5	82.5
105% or more	200.0	150.0	110.0

Annual cash incentives are tied to the achievement of target net income.  Under the terms of the CIP, target net income is defined as budgeted net income excluding after-tax interest expense relating to share repurchases. In determining budgeted net income for 2016, the Board considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income target for 2016 under the plan was $464.1 million. The 2016 net income target represents a 13.5% increase over the 2015 net income target. In addition to substantially raising the net income target, the Compensation Committee also raised the minimum percentage required to achieve a bonus payout in 2016 from 90% to 95%.  In 2016, the actual net income was $437.1 million, representing a 6.5% increase from our 2015 results.

The Compensation Committee determined that 95.1% of the target was achieved in 2016. The target net income of $464.1 million is comprised of budgeted net income of $462.3 million and, pursuant to the terms of the CIP, an adjustment for budgeted after-tax interest expense on share repurchases of $1.8 million. Actual after-tax interest expense on share repurchases was approximately $1.5 million and was added back to net income of $437.1 million in determining target achievement. Additionally, pursuant to the terms of the plan, the Compensation Committee may exclude any extraordinary or non-recurring items when determining whether the net income target is met. Because the Company’s long-term strategic acquisition of Petsense, LLC was not contemplated at the time when the net income target was set, the Compensation Committee excluded an after-tax expense of $2.8 million related to the acquisition in determining whether the net income target was met.

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting the Company’s performance during the year. However, the Compensation Committee did not make any such adjustments to the bonuses for 2016.

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The following table shows the actual percentage of base salary attained as a result of the annual CIP:

Executive	2016	2015
Gregory A. Sandfort	51%	104%
Steve K. Barbarick	38%	78%
Anthony F. Crudele	38%	78%
Benjamin F. Parrish, Jr.	38%	57%
Robert D. Mills	28%	57%

The actual amount of bonus payments for each Named Executive Officer is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

Purpose
Our long-term incentive program is designed to motivate and reward our executives for successfully executing our long-term business plans thereby achieving superior results for our shareholders.  These awards also serve to balance our short-term incentives by encouraging executives to work toward the creation of shareholder value over the longer term.  The program is designed to directly align executive and shareholder interests, promote executive stock ownership, and attract and retain top performers.

In February 2015, our Board of Directors amended the 2009 Stock Incentive Plan (the “2009 Plan”) to require that all awards granted under the plan have a minimum vesting period of at least one year from the grant date, except in limited circumstances. In addition, our executives are required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of restricted stock units until the Company’s stock ownership requirements are met. See “Stock Ownership Guidelines.”

The Compensation Committee continues to have rigorous discussion and consideration of adding a more direct performance link to our equity awards through the use of performance-based vesting. At this time, the Committee agreed that our plans are working and aligned with our key objectives. We will continue to evaluate modifications for our long-term incentive plan in future years.

2016
The value of the long-term incentive compensation opportunity (“Target LTI Opportunity”) provided to each executive (including the Named Executive Officers) was consistent with the prior year except for executives who were promoted, and for Mr. Crudele, whose Target LTI Opportunity was increased based, in part, on a review of peer group data for his position and a desire to move Mr. Crudele’s compensation to be more closely aligned with market compensation for his position. The Targeted LTI Opportunity for 2016 was composed of the following two components:  (a) stock options constituting approximately 70% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years) and (b) restricted stock unit awards constituting approximately 30% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date).

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee granted equity awards in February 2016 after we announced our financial results for fiscal 2015 and the Committee had the opportunity to consider our expectations and projections for fiscal 2016.  The Compensation Committee’s 2016 regular meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired during the year, they generally receive a grant at the first scheduled Compensation Committee meeting following their hire date for an aggregate number of stock options and restricted stock units based on position.

Stock Options
Philosophy
Our Targeted LTI opportunity in 2016 included stock options, which were awarded under the 2009 Plan.  Because options only have value to the executive if the price of the Company’s Common Stock increases after the grant date, we believe these awards closely align executives’ interests with those of other shareholders by encouraging growth in net income and other key performance metrics that can impact the Company's stock trading price.

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The following table sets forth the stock option grant values for each Named Executive Officer in 2016 as compared to 2015:

Executive	2016	2015	Increase $	Increase %
Gregory A. Sandfort	$3,149,914	$3,147,390	$2,524	0.1%
Steve K. Barbarick (1)	$1,047,041	$629,470	$417,571	66.3%
Anthony F. Crudele (2)	$769,966	$629,470	$140,496	22.3%
Benjamin F. Parrish, Jr. (3)	$769,966	$349,708	$420,258	120.2%
Robert D. Mills	$349,988	$349,708	$280	0.1%

(1)
The increase in Mr. Barbarick’s 2016 stock option grant value is due to his promotion to President - Chief Merchandising Officer in May 2016. Prior to that time, Mr. Barbarick served as Executive Vice President - Chief Merchandising Officer since September 2012.

(2)
The increase in Mr. Crudele’s 2016 stock option grant value is based, in part, on a review of peer group data for his position and a desire to move Mr. Crudele’s compensation to be more closely aligned with market compensation for his position.

(3)
The increase in Mr. Parrish’s 2016 stock option grant value is due to his promotion to Executive Vice President - General Counsel and Corporate Secretary in February 2016. Prior to that time, Mr. Parrish served as Senior Vice President - General Counsel and Corporate Secretary since October 2010.

All of the stock options granted in 2016 have minimum vesting periods.  The options granted vest ratably each year over a three-year period that begins on the grant date. Our executive officers are required to hold 50% of net after-tax shares acquired upon exercise of stock options until stock ownership requirements are met. See “Stock Ownership Guidelines.”

How 2016 Option Grant Levels Were Determined
The Company generally seeks to position long-term incentive opportunities for executive officers near the 50th percentile of its peer group benchmark data. Approximately 70% of the Targeted LTI Opportunity for 2016 was composed of stock option grants. The Black-Scholes method was used to determine the value of the stock option portion of the Targeted LTI Opportunity.  In February 2016, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2016 Grants of Plan-Based Awards table under the heading, “All Other Option Awards:  Number of Securities Underlying Options,” with the exception of Mr. Barbarick, who received additional options in May 2016 in connection with his promotion.

Restricted Stock Units
Philosophy
Our Targeted LTI Opportunity in 2016 included restricted stock units, which were awarded under the 2009 Plan.  We believe restricted stock units align shareholder and executive interest and serve as a retention tool.  Like stock options, grants of restricted stock units are designed to reward our executive officers for creating long-term shareholder value.  Unlike stock options, however, restricted stock units represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up. However, the value of restricted stock units can either increase or decrease based on the trading price of the Company’s stock.

The following table sets forth the restricted stock unit grant values for each Named Executive Officer in 2016 as compared to 2015:

Executive	2016	2015	Increase $	Increase %
Gregory A. Sandfort	$1,349,958	$1,349,956	$2	—%
Steve K. Barbarick (1)	$449,972	$269,941	$180,031	66.7%
Anthony F. Crudele (2)	$329,992	$269,941	$60,051	22.2%
Benjamin F. Parrish, Jr. (3)	$329,992	$149,930	$180,062	120.1%
Robert D. Mills	$149,959	$149,930	$29	—%

(1)
The increase in Mr. Barbarick’s 2016 restricted stock unit grant value is due to his promotion to President - Chief Merchandising Officer in May 2016. Prior to that time, Mr. Barbarick served as Executive Vice President - Chief Merchandising Officer since September 2012.

(2)
The increase in Mr. Crudele’s 2016 restricted stock unit grant value is based, in part, on a review of peer group data for his position and a desire to move Mr. Crudele’s compensation to be more closely aligned with market compensation for his position.

(3)
The increase in Mr. Parrish’s 2016 restricted stock unit grant value is due to his promotion to Executive Vice President - General Counsel and Corporate Secretary in February 2016, after having served as Senior Vice President - General Counsel and Corporate Secretary of the Company since October 2010.

All restricted stock units granted in 2016 have cliff vesting on the third anniversary of the date of grant. In other words, the restricted stock units vest 100% on the third anniversary of the date of grant, subject to continued employment. Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of restricted stock units until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

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How 2016 Restricted Stock Unit Grant Levels Were Determined
The Company generally seeks to position long-term incentive opportunities for executive officers near the 50th percentile of its peer group benchmark data. Approximately 30% of the Targeted LTI Opportunity for 2016 was composed of restricted stock unit grants. The market value of our Common Stock was used to determine the restricted stock unit portion of the Targeted LTI Opportunity.  In February 2016, the Compensation Committee granted to each Named Executive Officer the number of restricted stock units set forth in the 2016 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units” below, with the exception of Mr. Barbarick, who received an additional grant of restricted stock units in May 2016 in connection with his promotion.

Total 2016 equity grants (stock options and restricted stock units) to all employees totaled 0.9% of common shares outstanding, which is in line with historical peer group grant rates. Based on current grant levels, we believe sufficient shares remain available for grant under the 2009 Plan.

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the United States Internal Revenue Service (“IRS”).  For additional information about the EDCP, please see the discussion under the heading “2016 Non-Qualified Deferred Compensation.”

Employment Agreement and Severance Benefits

The Company does not maintain a severance plan for its executives or employees, and no executive is party to an employment agreement with the Company except the Company’s Chief Executive Officer, Gregory A. Sandfort.  The employment agreement sets forth the obligations of the Company to Mr. Sandfort and certain rights, responsibilities and duties of Mr. Sandfort.  In the event that the employment of Mr. Sandfort is terminated by the Company without cause, by Mr. Sandfort for good reason or by Mr. Sandfort upon retirement (as such terms are defined in the agreement), Mr. Sandfort is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement with Mr. Sandfort contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of 24 months following any termination of employment. The severance pay that would be provided to Mr. Sandfort by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Sandfort would operate after a separation of employment.

The employment agreement is described in more detail under the heading, “Potential Payments Upon Termination or Change in Control.”

Transition Agreement

On November 14, 2016, the Company entered into a transition agreement (the “Transition Agreement”) with Anthony F. Crudele, the Company’s former Executive Vice President and Chief Financial Officer. Pursuant to the Transition Agreement, Mr. Crudele agreed to serve in his capacity as Executive Vice President and Chief Financial Officer through March 3, 2017 (the “Retirement Date”), and to assist in the transition of his duties and responsibilities to the Company. Mr. Crudele also agreed to be bound by certain non-disparagement, non-competition, non-solicitation and confidentiality provisions, in each case as set forth in the Transition Agreement, and agreed to execute a general release of claims against the Company. In exchange for the release, the restrictive covenants and his agreement to provide transition services, Mr. Crudele is entitled to the following: (i) payment of any pro rata bonus earned in fiscal 2017 based on the number of days in fiscal 2017 through the Retirement Date, (ii) vesting on the Retirement Date of all options and restricted stock units which remained unvested at the Retirement Date and extension of the right to exercise all options until the earlier of (a) two years following the Retirement Date or (b) the date on which the option expires in accordance with the provisions of the applicable award agreement, and (iii) payment of a lump sum equal to four weeks of vacation. In the event that Mr. Crudele elects to continue his participation (including with respect to dependents) in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 18 months, and at the conclusion of the 18-month period, the Company will pay Mr. Crudele cash in an amount equal to six months of his COBRA premiums calculated at the time his COBRA coverage ends.

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Change in Control Benefits

It is our belief that reasonable change in control protections are necessary in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that would be in the best interests of shareholders.  We also believe the requirement for each Named Executive Officer (other than Mr. Sandfort) to continue employment for six months after a change in control should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

For those reasons, each of the Named Executive Officers (other than Mr. Sandfort, whose change in control protections are contained in his employment agreement, and Mr. Crudele, who retired on March 3, 2017) is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by the executive officer without good reason (as such terms are defined in the agreement), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer (other than Mr. Sandfort) must commit to be employed with the Company for six months following such change in control.  Each Named Executive Officer has agreed not to compete with the Company for an 18-month period (24-month period for Mr. Sandfort) after termination of employment following a change in control.

Our agreements with Mr. Sandfort and our executive officers do not allow for the gross-up of change in control payments and include double trigger change in control provisions for severance benefits and for acceleration of equity awards.  The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% employee discount on merchandise purchased in the Company’s stores or website.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income. No other significant benefits are provided.

Stock Ownership Guidelines

Executives of the Company are expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within five years of initial appointment.

Title	Ownership Guideline
Chief Executive Officer	6x base compensation
President	4x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

Each executive is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of restricted stock units until the stock ownership requirements are met. Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the executive.

The Compensation Committee evaluates executive officer compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee. The Compensation Committee has not granted any waivers or extended the time for compliance with this policy within the last five years. All of the Company’s executive officers were in compliance with the policy as of March 15, 2017.

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Compensation Risk Assessment

In October 2016, the Company completed an assessment of its compensation policies, programs, and practices and the Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments, and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule

•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.)

•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation

•	Appropriate caps on short-term cash incentives

•	Balanced equity grants that include stock options and restricted stock units

•	Multi-year vesting on stock-based compensation awards

•	Minimum stock ownership requirements and mandatory holding periods for executives

Executive Compensation Clawback Policy

The Compensation Committee has an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of the NASDAQ Global Select Market.

No Hedging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits insiders from engaging in any of the following transactions in the Company’s securities:

•	Short sales

•	Buying or selling put or call options or other derivative securities

•	Hedging or monetization transactions such as zero-cost collars and forward sale contracts

•	Holding securities in a margin account or otherwise pledging securities as collateral for a loan, unless approved in advance by the Compensation Committee

Executive Compensation Tax Deductibility

Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and certain named executive officers in excess of $1 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders.  Stock options under the 2009 Plan and awards under the Company’s CIP are intended to qualify as performance-based.  While the Company considers the tax implications of compensation decisions, the Company believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of the Company's shareholders.

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2016 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 31, 2016, for all services rendered in all capacities to the Company for the fiscal year ended December 31, 2016.  This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in 2016 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, the table is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted stock units.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gregory A. Sandfort Chief Executive Officer and Director	2016	$1,033,846	$1,349,958	$3,149,914	$530,400	$27,355	$6,091,473
	2015	$992,308	$1,349,956	$3,147,390	$1,040,000	$26,750	$6,556,404
	2014	$934,615	$810,008	$1,887,161	$1,034,550	$29,008	$4,695,342
Steve K. Barbarick (5) President – Chief Merchandising Officer	2016	$607,885	$449,972	$1,047,041	$248,625	$18,135	$2,371,658
	2015	$487,846	$269,941	$629,470	$390,000	$18,135	$1,795,392
	2014	$416,231	$1,770,499	$629,054	$343,852	$17,910	$3,177,546
Anthony F. Crudele Former Executive Vice President – Chief Financial Officer and Treasurer	2016	$529,038	$329,992	$769,966	$212,288	$21,139	$1,862,423
	2015	$518,846	$269,941	$629,470	$409,500	$21,327	$1,849,084
	2014	$482,692	$270,532	$629,054	$396,124	$21,102	$1,799,504
Benjamin F. Parrish, Jr. (6) Executive Vice President – General Counsel and Corporate Secretary	2016	$522,615	$329,992	$769,966	$202,725	$26,608	$1,851,906
	2015	$473,231	$149,930	$349,708	$275,704	$24,087	$1,272,660
	2014	$406,538	$150,296	$349,481	$254,554	$22,562	$1,183,431
Robert D. Mills Senior Vice President – Chief Information Officer	2016	$397,692	$149,959	$349,988	$112,200	$20,316	$1,030,155
	2015	$382,692	$149,930	$349,708	$220,220	$17,749	$1,120,299
	2014	$305,962	$150,002	$350,313	$221,612	$179,451	$1,207,340

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.

(2)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments.  For a description of the assumptions used by the Company in valuing these awards for fiscal 2016, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017.

(3)	Amounts reflect incentives earned under the Company’s CIP, but not yet paid, in each case calculated based on the Company’s financial performance for the indicated period.

(4)	Amounts for 2016 are comprised of the following:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Perquisites and Other Personal Benefits	Total
Gregory A. Sandfort	$11,925	$—	$15,430	$—	$27,355
Steve K. Barbarick	$11,925	$4,500	$1,710	$—	$18,135
Anthony F. Crudele	$11,925	$4,500	$4,714	$—	$21,139
Benjamin F. Parrish, Jr.	$11,925	$4,500	$10,183	$—	$26,608
Robert D. Mills	$11,925	$4,500	$3,891	$—	$20,316

(5)
Mr. Barbarick was promoted to President - Chief Merchandising Officer in May 2016. Prior to that time, Mr. Barbarick served as Executive Vice President - Chief Merchandising Officer since September 2012.

(6)
Mr. Parrish was promoted to Executive Vice President - General Counsel and Corporate Secretary in February 2016, after having served as Senior Vice President - General Counsel and Corporate Secretary of the Company since October 2010.

Index

2016 GRANTS OF PLAN-BASED AWARDS

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the 2009 Plan and to receive a cash incentive under the Company’s CIP for fiscal 2016.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Closing Market Price on the Date of Grant	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregory A. Sandfort	02/03/2016	$520,000	$1,040,000	$2,080,000	16,294	160,714	$86.08	$84.67	$4,499,872
Steve K. Barbarick (5)	02/03/2016	$243,750	$487,500	$975,000	3,983	39,285	$86.08	$84.67	$1,099,958
	05/02/2016	—	—	—	1,315	13,882	$94.66	$95.59	$397,056
Anthony F. Crudele	02/03/2016	$208,125	$416,250	$832,500	3,983	39,285	$86.08	$84.67	$1,099,958
Benjamin F. Parrish, Jr.	02/03/2016	$198,750	$397,500	$795,000	3,983	39,285	$86.08	$84.67	$1,099,958
Robert D. Mills	02/03/2016	$110,000	$220,000	$440,000	1,810	17,857	$86.08	$84.67	$499,947

(1)	The Company’s CIP provides for various potential thresholds, targets and maximum payouts, as discussed in "Compensation Discussion and Analysis - Annual Cash Incentive Compensation."

(2)	Reflects awards of restricted stock units which vest in full on the third anniversary of the date of grant.

(3)	Each Named Executive Officer is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of restricted stock units until stock ownership requirements are met.

(4)
Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.  Options awarded to the Named Executive Officers vest ratably each year over a three-year period and have a ten-year life.

(5)
Mr. Barbarick received an additional grant due to his promotion to President - Chief Merchandising Officer in May 2016. Prior to that time, Mr. Barbarick served as Executive Vice President - Chief Merchandising Officer since September 2012.

Index

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Sandfort	54,844	—	—	$13.10	2/3/2020	—	$—	—	$—
	51,792	—	—	$25.85	2/2/2021	—	$—	—	$—
	45,272	—	—	$42.54	2/8/2022	—	$—	—	$—
	112,000	—	—	$51.50	2/7/2023	—	$—	—	$—
	82,514	41,257	—	$63.55	2/5/2024	12,746	$966,274	—	$—
	54,013	108,024	—	$83.11	2/4/2025	16,243	$1,231,382	—	$—
	—	160,714	—	$86.08	2/3/2026	16,294	$1,235,248	—	$—
Steve K. Barbarick	15,014	—	—	$42.54	2/8/2022	—	$—	—	$—
	43,076	—	—	$51.50	2/7/2023	—	$—	—	$—
	27,505	13,752	—	$63.55	2/5/2024	4,257	$322,723	—	$—
	—	—	—	$—	12/10/2024	19,164	$1,452,823	—	$—
	10,803	21,604	—	$83.11	2/4/2025	3,248	$246,231	—	$—
	—	39,285	—	$86.08	2/3/2026	3,983	$301,951	—	$—
	—	13,882	—	$94.66	5/2/2026	1,315	$99,690	—	$—
Anthony F. Crudele (5)	43,076	—	—	$51.50	3/4/2019	—	$—	—	$—
	27,505	13,752	—	$63.55	3/4/2019	4,257	$322,723	—	$—
	10,803	21,604	—	$83.11	3/4/2019	3,248	$246,231	—	$—
	—	39,285	—	$86.08	3/4/2019	3,983	$301,951	—	$—
Benjamin F. Parrish, Jr.	21,752	—	—	$25.85	2/2/2021	—	$—	—	$—
	27,164	—	—	$42.54	2/8/2022	—	$—	—	$—
	23,932	—	—	$51.50	2/7/2023	—	$—	—	$—
	15,281	7,640	—	$63.55	2/5/2024	2,365	$179,291	—	$—
	6,002	12,002	—	$83.11	2/4/2025	1,804	$136,761	—	$—
	—	39,285	—	$86.08	2/3/2026	3,983	$301,951	—	$—
Robert D. Mills	13,519	6,759	—	$71.84	3/26/2024	2,088	$158,291	—	$—
	6,002	12,002	—	$83.11	2/4/2025	1,804	$136,761	—	$—
	—	17,857	—	$86.08	2/3/2026	1,810	$137,216	—	$—

(1)	Reflects awards of options. Option awards vest one-third annually, over the first three years following grant.

(2)
Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)
Reflects awards of restricted stock units.  Restricted stock unit awards vest on the third anniversary of the date of grant except for the December 10, 2014 grant of 19,164 shares to Mr. Barbarick, which vest on the fourth anniversary of the date of grant.

(5)
Pursuant to a transition agreement between the Company and Mr. Crudele, all unvested stock options and restricted stock units vested upon Mr. Crudele’s retirement on March 3, 2017, and all options become exercisable until the earlier of March 4, 2019 or the date on which the option expires in accordance with its terms.

Index

2016 OPTION EXERCISES AND STOCK VESTED

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2016 fiscal year as well as restricted stock unit awards that vested during fiscal 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Gregory A. Sandfort	—	$—	13,632	$1,122,936
Steve K. Barbarick	11,250	$729,083	5,242	$431,810
Anthony F. Crudele	48,894	$2,028,956	5,242	$431,810
Benjamin F. Parrish, Jr.	5,276	$407,531	2,912	$239,876
Robert D. Mills	—	$—	—	$—

(1)	The value realized equals the difference between the option exercise price and the sales price, multiplied by the number of shares to which the exercise relates.

(2)	Represents the gross number of shares acquired upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(3)	The value realized equals the average of the high and low market price on the business day before the vesting date, multiplied by the number of shares vested.

2016 NON-QUALIFIED DEFERRED COMPENSATION

The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Effective January 1, 2013, each participant has a choice of deemed investments for their plan account. Each participant is "deemed to be invested" in these investment options for the purposes of determining the amount of earnings or losses to be credited to their account. Contributions made to the plan before January 1, 2013 earn simple annual interest at the prime rate in effect on January 1st of each year which is credited quarterly; however, those assets are not available for transfer into the new investment options.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made in cash in a single lump sum payment on a date elected by the participant with the exception of installment payments effective prior to January 1, 2011. Payments are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.

The following table sets forth certain information about each Named Executive Officer’s participation in the EDCP in fiscal 2016:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Gregory A. Sandfort	$—	$—	$15,531	$—	$488,225
Steve K. Barbarick	$416,365	$4,500	$98,943	$—	$954,279
Anthony F. Crudele	$108,536	$4,500	$39,006	$—	$696,455
Benjamin F. Parrish, Jr.	$65,593	$4,500	$26,795	$(13,056)	$362,900
Robert D. Mills	$11,931	$4,500	$3,047	$—	$42,994

(1)	The amounts reported in this column are included in the “2016 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2016 Summary Compensation Table” under the heading “All Other Compensation."

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)
Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Sandfort - $472,694; Mr. Barbarick - $434,471; Mr. Crudele - $544,413; and Mr. Parrish - $279,068. Mr. Mills had an ending deferred compensation balance of $23,516 in fiscal 2015.

Index

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Sandfort whose rights and obligations are described below under “Payments Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Compensation Discussion and Analysis” and “2016 Non-Qualified Deferred Compensation.”

Payments Made Upon Death or Disability

If the employment of any of the Named Executive Officers is terminated by death or disability, the Named Executive Officer will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) one year after the date of termination and (ii) the otherwise applicable normal expiration date of the option.

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer’s disability must preclude the subject officer’s ability to carry out only his or her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

In the event that Mr. Sandfort's employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Sandfort for good reason (as defined in his employment agreement), Mr. Sandfort would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his average annual bonus for the prior three (3) fiscal years and a lump sum payment equal to the estimated cost of health insurance benefits for Mr. Sandfort and his dependents for two (2) years. The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Sandfort from other employment during the period the Company is required to make any severance payments. In the event that Mr. Sandfort retires, the employment agreement provides that Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and a lump sum payment equal to the estimated cost of health insurance benefits for Mr. Sandfort and his dependents for two (2) years. In the event of termination due to death or disability, Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of Mr. Sandfort's average annual bonus for the prior three (3) fiscal years. In the event of a termination by the Company for cause or by Mr. Sandfort without good reason, Mr. Sandfort would receive only base salary and benefits earned through the date of termination.

The employment agreement also provides that upon termination due to death or disability, Mr. Sandfort will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination due to retirement, if the Board reasonably determines that Mr. Sandfort and the Board have agreed upon the terms of a mutually satisfactory transition plan for Mr. Sandfort’s position and that Mr. Sandfort has worked with the Board in good faith to identify at least one successor candidate for Mr. Sandfort’s position, Mr. Sandfort will be fully vested in all then outstanding stock options and restricted stock units and all vested stock options held by Mr. Sandfort shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Sandfort's death during such period, in which event his options will be exercisable until the earlier of the second anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Sandfort's employment by the Company without cause or by Mr. Sandfort for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and restricted stock units held by Mr. Sandfort scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.

Payments To Be Made Upon a Change in Control

Pursuant to the employment agreement, if Mr. Sandfort's employment is terminated by the Company (other than for cause or as a result of Mr. Sandfort’s disability) or by Mr. Sandfort for good reason within two (2) years following a change in control (as defined in the employment agreement) and during the term, Mr. Sandfort will receive: (i) the equivalent of two (2) times the annual base salary and average annual

Index

bonus(es) or award(s) for the prior three (3) fiscal years pursuant to any bonus plan for the fiscal year preceding the date of termination or, if higher, the fiscal years preceding the change in control, payable in a lump sum, in cash; (ii) a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for Mr. Sandfort and his dependents for two (2) years; and (iii) outplacement services not to exceed $50,000. Mr. Sandfort’s agreement also provides that (i) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (a) the third anniversary of the date of termination or (b) the otherwise applicable expiration date, or, at the Company's election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (ii) the restricted stock units outstanding at the date of termination will become fully vested or, at the Company's election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

The Company is also a party to Change in Control Agreements with each Named Executive Officer (other than Mr. Sandfort, whose change in control agreement was superseded by the employment agreement discussed above, and Mr. Crudele, who retired on March 3, 2017).  Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” the executive will receive:

•
the equivalent of 1.5x the annual base salary and average annual bonus(es) or award(s) pursuant to any cash bonus plan for the three (3) prior fiscal years preceding the date of termination or, if higher, the three (3) prior fiscal years preceding the change in control, payable in a lump sum, in cash;

•
a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for the executive and his or her dependents for a period of two (2) years beyond the date of termination;

•	outplacement services capped at $40,000; and

•
a pro-rata portion of the executive's average annual bonus(es) or award(s) under any cash bonus plan for the three (3) prior fiscal years preceding the date of termination payable in a lump sum, in cash.

The Change in Control Agreements also provide that:

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and

•
the restricted stock units outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

In the Change in Control Agreements, the executives (other than Mr. Sandfort) have agreed to remain in the employ of the Company for at least six (6) months following a change in control unless the executive resigns for good reason, dies, becomes disabled, retires or is terminated by the Company.  In addition, Mr. Sandfort in his employment agreement has agreed, for a period of 24 months, and the other Named Executive Officers have agreed, for a period of 18 months, following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers (other than Mr. Sandfort) are substantially similar and expire in February 2019.

Pursuant to the Change in Control Agreements and Mr. Sandfort's employment agreement, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

Index

The table immediately following shows potential payments to our Named Executive Officers, other than Mr. Crudele, for various scenarios involving a change in control or termination of employment, assuming a December 31, 2016 termination date. Mr. Crudele retired from the Company effective March 3, 2017, and as a result, has been excluded from the table.

Executive Payments Upon Termination	Voluntary Termination	Retirement (1)	Voluntary Termination for Good Reason or Involuntary Termination Without Cause		Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Gregory A. Sandfort
Base salary (3)	$—	$—	$2,080,000		$—	$2,080,000		$—
Non-equity incentive	—	—	1,736,633	(4)	—	1,736,633	(4)	868,317	(5)
Stock options and restricted stock units (vesting accelerated) (6)	—	—	1,472,085		—	3,938,715		3,938,715
Health and welfare benefits (7)	—	—	53,931		—	53,931		—
Life insurance benefits (8)	—	—	2,448		—	2,448		—
Outplacement services (9)	—	—	—		—	50,000		—
	$—	$—	$5,345,097		$—	$7,861,727		$4,807,032
Steve K. Barbarick
Base salary (3)	$—	$—	$—		$—	$975,000		$—
Non-equity incentive	—	—	—		—	818,731	(10)	—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	2,592,018		2,592,018
Health and welfare benefits (7)	—	—	—		—	32,445		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$4,460,642		$2,592,018
Benjamin F. Parrish, Jr.
Base salary (3)	$—	$—	$—		$—	$795,000		$—
Non-equity incentive	—	—	—		—	610,819	(10)	—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	711,670		711,670
Health and welfare benefits (7)	—	—	—		—	47,556		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$2,207,493		$711,670
Robert D. Mills
Base salary (3)	$—	$—	$—		$—	$600,000		$—
Non-equity incentive	—	—	—		—	461,693	(10)	—
Stock options and restricted stock units (vesting accelerated) (6)	—	—	—		—	459,102		459,102
Health and welfare benefits (7)	—	—	—		—	54,477		—
Life insurance benefits (8)	—	—	—		—	2,448		—
Outplacement services (9)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$1,617,720		$459,102

Index

(1)
Pursuant to his employment agreement, Mr. Sandfort is not eligible to retire until he has 10 years of service with the Company. As none of the other named executive officers have an employment agreement, they are not subject to a retirement clause.

(2)
These severance provisions are only applicable upon termination of employment other than for cause, by reason of death, disability or retirement or by the executive without good reason following a change in control.

(3)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(4)	Reflects two times the annual average cash bonus paid to Mr. Sandfort for the prior three fiscal years as set forth in the CIP.

(5)	Reflects the annual average cash bonus paid to Mr. Sandfort for the prior three fiscal years as set forth in the CIP.

(6)
Amount includes the value of unvested options computed by multiplying (i) the difference between (a) $75.81, the closing price of a share of our Common Stock on December 30, 2016, the last business day of fiscal 2016 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.  Amount includes unvested restricted stock units valued at $75.81, the closing price of a share of our Common Stock on December 30, 2016, the last business day of fiscal 2016.

(7)
Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (i.e. medical, dental, vision and disability) for the contractual duration of the respective agreements.

(8)	Amount reflects the Company's current aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(9)	Amount assumes the maximum for outplacement services allowed under the Change in Control Agreements.

(10)
Amount reflects the contractual multiple of the annual average cash bonus for the prior three fiscal years as set forth in the CIP.  The Company has no established policy or practice pertaining to payment of bonuses in the event of termination prior to the date bonuses are actually awarded.

RELATED-PARTY AND BENEFICIAL OWNERSHIP INFORMATION

RELATED-PARTY TRANSACTIONS

Since the beginning of the Company’s last fiscal year, we are aware of no related party transactions between us and any of our directors or director nominees, executive officers, 5% shareholders or their family members which require disclosure under Item 404 of Regulation S-K under the Exchange Act.

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof, must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Based solely on a review of the copies of such reports furnished to us during fiscal 2016 and written representations that no other reports were required, all Directors, executive officers and greater than 10% beneficial owners filed on a timely basis all reports required by Section 16(a) of the Exchange Act during the 2016 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 28, 2017, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.  The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him.  There were 130,725,876 shares of Common Stock outstanding on January 28, 2017.

Index

Name of Beneficial Owner	Number of Shares	Number of Option Shares and RSUs (1)	Number of Vested Deferred RSUs (2)	Total Shares, Option Shares and RSUs	Percent of Class (3)
T. Rowe Price Associates, Inc. (4)	13,723,729	—	—	13,723,729	10.5%
The Vanguard Group (5)	12,007,335	—	—	12,007,335	9.2%
BlackRock, Inc. (6)	7,876,450	—	—	7,876,450	6.0%
Johnston C. Adams	11,974	—	11,763	23,737	*
Peter D. Bewley	1,304	—	7,129	8,433	*
Keith R. Halbert	1,204	—	—	1,204	*
Cynthia T. Jamison	29,480	—	8,481	37,961	*
Ramkumar Krishnan	100	—	—	100	*
George MacKenzie	13,645	—	3,756	17,401	*
Edna K. Morris	53,424	16,000	4,996	74,420	*
Mark J. Weikel	3,477	—	—	3,477	*
Gregory A. Sandfort	208,800	562,022	—	770,822	*
Steve K. Barbarick (7)	20,361	138,304	—	158,665	*
Anthony F. Crudele	150,422	167,513	—	317,935	*
Benjamin F. Parrish, Jr.	15,450	123,232	—	138,682	*
Robert D. Mills	136	40,322	—	40,458	*
All directors and executive officers as a group (14 persons)	510,031	1,078,561	36,125	1,624,717	1.2%
*       Less than 1% of outstanding Common Stock.

(1)
Reflects the number of shares that could be purchased by exercise of options exercisable on January 28, 2017 or within 60 days of January 28, 2017 and the number of shares underlying restricted stock units which vest within 60 days of January 28, 2017.

(2)	Reflects the number of restricted stock units that have satisfied the related vesting requirements, but the receipt of the shares has been deferred to a later date.

(3)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(4)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 7, 2017, these shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor. Such Schedule 13G/A indicated that Price Associates had sole power to vote 4,825,978 shares and sole dispositive power for 13,723,729 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, in the Schedule 13G/A Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates' address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 10, 2017, these shares are owned by accounts for which The Vanguard Group serves as investment advisor. Such Schedule 13G/A indicated that The Vanguard Group had sole power to vote 205,043 shares, shared voting power for 24,382 shares, sole dispositive power for 11,780,825 shares and shared dispositive power for 226,510 shares. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based solely on information set forth in Schedule 13G/A filed with the SEC on January 27, 2017, BlackRock, Inc. had sole power to vote 6,723,787 shares, shared voting power for 10,408 shares, sole dispositive power for 7,866,042 shares and shared dispositive power for 10,408 shares. BlackRock, Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(7)	Includes 4,772 shares owned by Mr. Barbarick's spouse.

Index

SHAREHOLDER INFORMATION

SHAREHOLDER PROPOSALS

Shareholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2018 Annual Meeting of Shareholders must submit such proposals in writing by November 27, 2017 to the Corporate Secretary of the Company at 5401 Virginia Way, Brentwood, Tennessee 37027.

For a shareholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the shareholder from the floor at the 2018 Annual Meeting of Shareholders, the shareholder must provide timely advance notice in accordance with the Company’s Bylaws.  The Company's Bylaws contain an advance notice provision which provides that, to be timely, a shareholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than February 7, 2018, and no earlier than January 8, 2018, for the Company’s 2018 Annual Meeting of Shareholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

PROXY ACCESS NOMINATIONS

In order to be properly brought before the 2018 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement and ballot pursuant to Section 1.2 of our Bylaws (a “proxy access nomination”) must be received by the Corporate Secretary of the Company in writing at the above address no earlier than October 23, 2017 and not later than November 22, 2017 (i.e., not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first provided or made available to shareholders in connection with the preceding year’s annual meeting of shareholders). If the 2018 Annual Meeting is not scheduled to be held within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 180th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made by the Company.

SHAREHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder who is a shareholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.

For a shareholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by February 7, 2018 but not before January 8, 2018 (or, if the annual meeting is changed by more than thirty (30) calendar days from the anniversary of the prior year's annual meeting, the notice must be received not later than the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report on Form 10-K for fiscal 2016 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

Index

The Company filed its Annual Report on Form 10-K with the SEC on February 23, 2017.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2016, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or complete the request form on the investor relations page of our website at TractorSupply.com.

OTHER MATTERS

The Board does not intend to present any business at the Meeting other than the items stated in the "Notice of Annual Meeting of Shareholders" and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

DIRECTIONS TO THE ANNUAL MEETING

From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood).  Circle around the off-ramp and stay on Old Hickory Blvd.   Turn left at the third light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga).  Immediately merge right onto I-440 West via Exit #53 (toward Memphis).  Merge onto I-65 South via Exit #5 (towards Huntsville).  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

From West of Nashville
Follow I-40 East to I-65 South.  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).   Turn left on Winners Circle South.  Take the first right onto Virginia Way. Tractor Supply Company is on the left.  The Meeting entrance is the main entry way at the front of the building.

Index

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on May 9, 2017.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Index

Annual Shareholders’ Meeting Proxy Card

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1; FOR Proposal 2; FOR Proposal 3; and every ONE YEAR on Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Cynthia T. Jamison	☐	☐	02 - Johnston C. Adams	☐	☐	03 - Peter D. Bewley	☐	☐

	04 - Ramkumar Krishnan	☐	☐	05 - George MacKenzie	☐	☐	06 - Edna K. Morris	☐	☐

	07 - Mark J. Weikel	☐	☐	08 - Gregory A. Sandfort	☐	☐

		For	Against	Abstain				For	Against	Abstain
2.	To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017	☐	☐	☐		3.	Say on Pay - An advisory vote to approve executive compensation	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation	☐	☐	☐	☐

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Index

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

Proxy — Tractor Supply Company

Annual Shareholders’ Meeting
May 9, 2017
10:00AM central time

Store Support Center
5401 Virginia Way
Brentwood, Tennessee 37027

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I have received the Notice of 2017 Annual Shareholders’ Meeting (“the Meeting”) to be held on May 9, 2017 at 10:00 am central time and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint BENJAMIN F. PARRISH, JR. AND KURT D. BARTON, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters, and in their discretion on any other matters that come before the Meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)